Exhibit 99.3

	Contacts:	Todd Hornbeck, CEO
NEWS RELEASE		Jim Harp, CFO
09-009		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

Hornbeck Offshore Announces Closing of the

Private Offering of 8.000% Senior Notes due 2017

August 17, 2009 – Covington, Louisiana – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that the Company has closed its private placement of $250,000,000 aggregate principal amount of its 8.000% Senior Notes due 2017 (CUSIP Nos. 440543AF3 and U44070AC1) (the “Senior Notes”). The Senior Notes were priced at 97.123% of principal amount to yield 8.500%.

The net proceeds to the Company from this offering were approximately $237.3 million, net of discounts, commissions and estimated transaction costs. The Company intends to use $200.0 million of proceeds from the sale of the Senior Notes to repay debt currently outstanding under its revolving credit facility, which may be reborrowed. The remaining net proceeds will be used for general corporate purposes, which may include the retirement of other debt.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006